EXHIBIT 10.35

SECOND AMENDMENT TO THE

WORTHINGTON INDUSTRIES, INC.

2010 STOCK OPTION PLAN

This Second Amendment (this “Amendment”) to the Worthington Industries, Inc. 2010 Stock Option Plan (the “Plan”) is adopted effective as of June 28, 2017.

WHEREAS, Section 12 of the Plan permits the Board of Directors of Worthington (the “Board”) to amend the Plan at any time without shareholder approval, unless shareholder approval is required to satisfy applicable requirements imposed by (a) Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or any successor rule or regulation), (b) applicable requirements of the Internal Revenue Code of 1986, as amended, or (c) the rules of the securities exchange on which Worthington’s securities are listed or traded; and

WHEREAS, shareholder approval is not required for the amendment;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 13(d) of the Plan, “Withholding”, is hereby amended in its entirety to read as follows:

(d) Withholding. The Company shall have the power and the right to deduct, withhold or collect any amount required by law, rule or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under this Plan. This amount may, as determined by the Company in its sole discretion, be: (i) withheld from other amounts due to the Participant; (ii) withheld from the value of any Award being settled or any Common Shares being transferred in connection with the exercise or settlement of an Award; (iii) withheld from the vested and exercisable portion of any Award (including the Common Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises; or (iv) collected directly from the Participant. Unless otherwise determined by the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Common Shares having a Fair Market Value on the date the tax is to be determined equal to the tax to be withheld; provided that such Common Shares would otherwise be distributable to the Participant at the time of the withholding and if such Common Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Common Shares at such time. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

The authority provided in this tax withholding section includes authority to determine the amounts to be withheld (including Shares or other portions of Awards) in satisfaction of a Participant’s withholding obligations, or in satisfaction of other tax obligations, either on a mandatory or elective basis, as permitted in the discretion of the Committee.

IN WITNESS WHEREOF, Worthington has caused this Amendment to be executed by its duly authorized officer as of the date first set forth above.

WORTHINGTON INDUSTRIES, INC.

By:	/s/ Dale T. Brinkman
Dale T. Brinkman, Vice President – Administration, General Counsel and Secretary